NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: October 26, 2006 NASDAQ Symbol: IBCP	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS THIRD QUARTER 2006 RESULTS

IONIA, Michigan, October 26, 2006 . . . Independent Bank Corporation (Nasdaq: IBCP), a Michigan-based bank holding company reported that its third quarter 2006 net income was $10.0 million or $0.43 per diluted share. A year earlier, net income totaled $12.0 million or $0.51 per diluted share. Return on average equity and return on average assets were 15.20% and 1.15%, respectively in the third quarter of 2006 compared to 19.26% and 1.47%, respectively in 2005.

The Company’s net income for the nine months ended September 30, 2006 totaled $32.9 million or $1.41 per diluted share. Net income for the first nine months of 2005 was $35.5 million or $1.49 per diluted share.

The decline in the comparative quarterly net income was primarily due to the following factors:

•	Net interest income decreased by $2.3 million as the benefits of loan growth (a 7.9% growth rate over the past twelve months and a 6.7% annualized growth rate in the first nine months of 2006) were more than offset by a decline in the net interest margin.
•	The provision for loan losses increased by $3.0 million.
•	Net gains on sales of real estate mortgage loans declined by $0.4 million.
•	Partially offsetting the above items, total non-interest expenses declined by $2.9 million due in part to the accrual for performance based compensation being reduced by approximately $2.2 million based upon the Company’s incentive compensation plan and targets established for all of 2006.

Commenting on the Company’s results, President and CEO, Michael M. Magee stated, “We closed our third quarter facing many of the same challenges we confronted in the second quarter of 2006. Our third quarter results were again adversely impacted by the flat yield curve and a very competitive pricing climate for both loans and deposits. This resulted in additional compression in our net interest margin. Much of this margin compression continues to take place at Mepco Insurance Premium Financing, Inc. (“Mepco”). In order to improve operations and profitability at Mepco, Rob Shuster, our CFO, has also been assigned additional responsibilities as the CEO of this entity. Rob has had significant prior turnaround experience in the financial services industry and is implementing strategies that we anticipate will lead to steady improvement in Mepco’s margins and profitability. Also as previously announced, we engaged the retired CEO of a large multi-national premium finance company in a consulting capacity to assist us in this turnaround process. In addition to the margin pressure, third quarter results were also impacted by an increase in the provision for loan losses. In particular, we incurred a significant loss on a single commercial loan relationship at our bank located in southeastern Michigan. This loan negatively impacted third quarter earnings by $2.8 million (pre-tax) when taking into account the reversal of accrued and uncollected interest and an additional provision for loan losses.”

Magee continued, “Despite the challenges I have outlined above, we remain focused on expanding and growing our business. We have added nearly 6,500 new loan and deposit relationships through the first three quarters of this year. These results have been achieved by the dedication of our employees to provide exceptional service to our customers. I am very proud of the contributions of our employees and I am confident that their determination, talent and experience will ultimately lead us through this challenging environment.”

The Company’s tax equivalent net interest income totaled $33.5 million during the third quarter of 2006, which represents a $2.4 million or 6.7% decrease from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.6 million for both the third quarters of 2006 and 2005, and were computed using a 35% tax rate. The decrease in tax equivalent net interest income primarily reflects a 53 basis point decline in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) that was partially offset by a $153.5 million increase in the balance of average interest-earning assets.

The increase in average interest-earning assets is due to growth in all categories of loans. The net interest margin was equal to 4.22% during the third quarter of 2006 compared to 4.75% in the third quarter of 2005. The tax equivalent yield on average interest-earning assets rose to 7.66% in the third quarter of 2006 from 7.14% in the third quarter of 2005. This increase primarily reflects the rise in short-term interest rates that has resulted in variable rate loans re-pricing and new loans being originated at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 105 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 3.44% during the third quarter of 2006 from 2.39% during the third quarter of 2005. The increase in the Company’s cost of funds reflects the rise in short-term interest rates that has resulted in higher rates on certain short-term and variable rate borrowings and higher rates on deposits.

Service charges on deposits totaled $5.3 million in the third quarter of 2006, a $0.1 million or 2.2% increase from the comparable period in 2005. VISA check card interchange income increased by 22.0%, to $0.9 million for the third quarter of 2006 from $0.7 million for the third quarter of 2005. The increase in interchange income resulted primarily from the continued growth of checking accounts and increased debit card usage.

Gains on the sale of real estate mortgage loans were $1.1 million and $1.5 million in the third quarters of 2006 and 2005, respectively. Real estate mortgage loan sales totaled $75.5 million in the third quarter of 2006 compared to $101.7 million in the third quarter of 2005. Real estate mortgage loans originated totaled $146.4 million in the third quarter of 2006 and $174.1 million in the comparable quarter of 2005. The declines in both mortgage loan sales and origination volumes primarily reflect the impact of higher interest rates resulting in a decrease in mortgage lending activity as well as softer economic conditions in Michigan resulting in a slowdown in home sales and new construction activity. Loans held for sale were $32.4 million at September 30, 2006, compared to $28.6 million at December 31, 2005.

Income from real estate mortgage loan servicing was $0.6 million and $0.8 million in the third quarters of 2006 and 2005, respectively. This decrease is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. Activity related to capitalized mortgage loan servicing rights is as follows:

	Quarter Ended (in thousands)
	09/30/06	09/30/05

Balance at beginning of period	$14,128	$12,315
Servicing rights capitalized	742	875
Amortization	(398)	(510)
Decrease (increase) in impairment reserve	(19)	378

Balance at end of period	$14,453	$13,058

Impairment reserve at period end	$19	$54

The changes in the impairment reserve reflect the valuation of capitalized mortgage loan servicing rights at each period end. At September 30, 2006, the Company was servicing approximately $1.54 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.96%, a weighted average service fee of 25.8 basis points and an estimated fair market value of $19.5 million.

Non-interest expense totaled $24.3 million in the third quarter of 2006, a decrease of $2.9 million, or 10.5%, compared to the third quarter of 2005. The Company accrues for performance based compensation (expected annual cash bonuses, equity based compensation and the employee stock ownership plan contribution) based on the provisions of the incentive compensation plan and the performance targets established by the Company’s Board of Directors. Based on the Company’s actual operating results for the first nine months of 2006 as compared to the established incentive compensation plan targets, performance based compensation was reduced by $2.2 million during the third quarter of 2006. Further, previously announced cost reduction initiatives resulted in additional declines in non-interest expenses. The addition of new branch and loan production offices resulted in increases in such costs as occupancy, furniture and equipment and data processing. Compensation and employee benefits expenses in 2006 were also impacted by merit pay increases that were effective January 1, 2006.

A breakdown of non-performing loans by loan type is as follows:

Loan Type (dollars in millions)	9/30/06	6/30/06	12/31/05	9/30/05

Commercial	$12.3	$10.8	$5.2	$14.4
Consumer	2.5	1.8	2.3	2.0
Real estate mortgage	10.7	8.0	7.2	7.5
Finance receivables	5.3	3.5	3.3	3.5

Total	$30.8	$24.1	$18.0	$27.4

Ratio of non-performing loans to total
portfolio loans	1.15%	0.91%	0.70%	1.10%

Ratio of the allowance for loan losses to
non-performing loans	82.46%	101.52%	127.95%	93.58%

During the third quarter of 2006 two significant commercial loans became non-performing. The first relationship totaled $3.5 million and is collateralized with accounts receivables, inventory, equipment and real estate and was originated in June 2004. The Company has determined that this borrower transferred or diverted assets in contravention of the loan documents. As a result, based on an assessment of the existing collateral, $2.1 million of this loan was charged off in the third quarter leaving a remaining balance in non-performing loans of $1.4 million. A receiver has been appointed and the Company is in the process of liquidating collateral and is also pursuing legal action against the borrower. At the present time, no additional loss is expected on this credit. The second commercial loan totaled $8.7 million, of which $5.0 million has been participated out to other commercial banks, leaving a balance of $3.7 million. This loan is secured by vacant land in southeastern Michigan that is zoned for mixed use. A specific reserve of $0.6 million has been established on this loan in the third quarter of 2006 based on an impairment analysis. This impairment analysis assumed a one year disposal period, a collateral liquidation price equal to 65% of appraised value and liquidation and holding costs (including lost interest) equal to approximately 23% of the loan balance. Also during the third quarter of 2006 a commercial real estate loan with a balance of $3.6 million (that was included in non-performing commercial loans at June 30, 2006) that was secured by a low/moderate income apartment complex was paid off at a discount of approximately $0.3 million. A specific allowance had previously been established for this loss.

The growth in consumer and real estate mortgage non-performing loans primarily reflects weak economic conditions in Michigan which have resulted in increased delinquencies, bankruptcies and foreclosures. The increase in non-performing finance receivables is due primarily to cancellations of a few larger commercial premium finance loans on which the Company is awaiting receipt of the return premium. No significant loss is anticipated on any of the finance receivables. Non-performing loans do not include $4.8 million which is due from a counter party in Mepco’s warranty payment plan business. A repayment plan has been established with this counter party and no loss is currently anticipated. Other real estate and repossessed assets totaled $2.5 million at September 30, 2006 compared to $2.1 million at December 31, 2005.

The provision for loan losses was approximately $4.6 million and $1.6 million in the third quarters of 2006 and 2005, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and net loan charge-offs. In particular the increase in the provision for loan losses in the third quarter of 2006 is due to an increase in net loan charge-offs (including an increase in the portion of the allowance that is based on historical loan loss experience due primarily to this rise in net loan charge-offs) and an increase in the subjective portion of the allowance due primarily to softer economic conditions in Michigan and a rise in the level of non-performing loans. Net loan charge-offs were $3.8 million (0.57% annualized of average loans) in the third quarter of 2006 compared to $1.0 million (0.16% annualized of average loans) in the third quarter of 2005. The increase in the level of third quarter 2006 net loan charge-offs is primarily due to the $2.1 million charge-off associated with the commercial lending relationship discussed above. At September 30, 2006, the allowance for loan losses totaled $25.4 million, or 0.95% of portfolio loans compared to $23.0 million or 0.90% of portfolio loans at December 31, 2005. Total assets were $3.47 billion at September 30, 2006, compared to $3.36 billion at December 31, 2005. Loans, excluding loans held for sale, increased to $2.68 billion at September 30, 2006, from $2.56 billion at December 31, 2005. The increase in loans reflects growth in all categories of lending — commercial, real estate mortgage, installment and finance receivables. Deposits totaled $2.83 billion at September 30, 2006, an increase of $185.2 million from December 31, 2005. Stockholders’ equity totaled $260.4 million at September 30, 2006, or 7.50% of total assets, and represents a net book value per share of $11.39.

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. Financing for insurance premiums and extended automobile warranties is also available through Mepco Insurance Premium Financing, Inc., a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2006	December 31, 2005

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$81,224	$67,586
Securities available for sale	448,751	483,447
Federal Home Loan Bank stock, at cost	15,338	17,322
Loans held for sale	32,393	28,569
Loans
Commercial	1,075,438	1,030,095
Real estate mortgage	872,796	852,742
Installment	344,944	304,053
Finance receivables	390,294	368,871

Total Loans	2,683,472	2,555,761
Allowance for loan losses	(25,364)	(23,035)

Net Loans	2,658,108	2,532,726
Property and equipment, net	67,985	63,173
Bank owned life insurance	40,675	39,451
Goodwill	55,805	55,946
Other intangibles	8,800	10,729
Accrued income and other assets	63,520	56,899

Total Assets	$3,472,599	$3,355,848

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$288,077	$295,151
Savings and NOW	911,802	861,277
Time	1,626,328	1,484,629

Total Deposits	2,826,207	2,641,057
Federal funds purchased	100,786	80,299
Other borrowings	136,304	227,047
Subordinated debentures	64,197	64,197
Financed premiums payable	39,923	35,378
Accrued expenses and other liabilities	44,767	59,611

Total Liabilities	3,212,184	3,107,589

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 22,854,806 shares at September 30, 2006
and 21,991,001 shares at December 31, 2005	22,855	21,991
Capital surplus	200,035	179,913
Retained earnings	33,616	41,486
Accumulated other comprehensive income	3,909	4,869

Total Shareholders' Equity	260,415	248,259

Total Liabilities and Shareholders' Equity	$3,472,599	$3,355,848

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

	(unaudited)		(unaudited)

Interest Income	(in thousands, except per share amounts)
Interest and fees on loans	$53,845	$46,110	$156,367	$131,280
Securities available for sale
Taxable	2,713	3,304	8,358	10,557
Tax-exempt	2,583	2,789	8,303	8,093
Other investments	191	199	613	534

Total Interest Income	59,332	52,402	173,641	150,464

Interest Expense
Deposits	22,606	12,686	59,920	32,524
Other borrowings	4,786	5,440	14,817	15,709

Total Interest Expense	27,392	18,126	74,737	48,233

Net Interest Income	31,940	34,276	98,904	102,231
Provision for loan losses	4,555	1,588	8,852	5,722

Net Interest Income After Provision for Loan Losses	27,385	32,688	90,052	96,509

Non-interest Income
Service charges on deposit accounts	5,285	5,172	14,784	14,484
Mepco litigation settlement			2,800
Net gains on assets
Real estate mortgage loans	1,115	1,508	3,329	4,203
Securities		(23)	171	1,228
Title insurance fees	416	494	1,298	1,459
Manufactured home loan origination fees and commissions	214	294	700	905
VISA check card interchange income	870	713	2,532	2,020
Real estate mortgage loan servicing	561	836	1,835	2,074
Other income	2,260	2,077	6,655	5,905

Total Non-interest Income	10,721	11,071	34,104	32,278

Non-interest Expense
Compensation and employee benefits	11,846	14,202	38,542	40,858
Occupancy, net	2,295	2,182	7,576	6,523
Furniture, fixtures and equipment	1,718	1,637	5,320	5,150
Data processing	1,447	1,350	4,336	3,740
Advertising	1,061	1,128	3,136	3,206
Goodwill impairment			612
Other expenses	5,932	6,656	20,639	20,022

Total Non-interest Expense	24,299	27,155	80,161	79,499

Income Before Income Tax	13,807	16,604	43,995	49,288
Income tax expense	3,856	4,556	11,099	13,813

Net Income	$9,951	$12,048	$32,896	$35,475

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.43	$.52	$1.44	$1.52
Diluted	.43	.51	1.41	1.49
Cash dividends declared	.20	.18	.58	.53

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	7.66%	7.14%	7.61%	7.04%
Interest expense	3.44	2.39	3.19	2.19
Tax equivalent net interest income	4.22	4.75	4.42	4.85
Net income to
Average equity	15.20%	19.26%	17.28%	19.48%
Average assets	1.15	1.47	1.29	1.48

Average Shares (A)
Basic	22,885,321	23,344,299	22,921,918	23,373,563
Diluted	23,283,886	23,819,211	23,345,310	23,838,032

(A)	Restated to give effect to a 5% stock dividend paid in September 2006. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.